UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2009

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Cott Corporation (the “Company”) announced the appointment of Jerry Fowden as the Company’s Chief Executive Officer, effective February 18, 2009. Mr. Fowden, 52, joined the Company in 2007 to lead the Company’s United Kingdom operating segment. In April 2008, Mr. Fowden was appointed President, International, and in June 2008, he was asked to assist in rebuilding relationships with the Company’s customers in the United States, while also taking leadership of the Company’s Canadian reporting unit.

From 2005 to 2007, Mr. Fowden was Chief Executive Officer of Trader Media Group, a media company, and was a member of its parent Guardian Media Group plc’s board of directors. From 2001 to 2004, he served in a variety of roles with ABInBev S.A. Belgium (f/k/a InBev) (“ABInBev”), an alcoholic beverage company, including President of the European division from 2003 to 2004, Global Chief Operating Officer from 2002 to 2003, and Chief Executive Officer of Bass Brewers Ltd., a subsidiary of ABInBev, from 2001 to 2002. Earlier in his career, Mr. Fowden worked in sales and marketing leadership positions at Mars Corporation and PepsiCo.

In connection with his appointment, effective February 18, 2009, the Company entered into an employment letter agreement with Mr. Fowden. The agreement has an indefinite term and provides for an annual base salary of $575,000 and a car allowance of $16,000. Mr. Fowden is eligible to participate in the Company’s annual executive bonus plan with an annual target bonus equal to 80% of his base salary, and he has the opportunity to earn up to 160% of his base salary for achievement of goals in excess of the target goals, as approved by the Human Resources and Compensation Committee.

Mr. Fowden is eligible to participate in all of the Company’s long-term incentive plans made available to its employees and senior executives. Mr. Fowden also received an option grant to purchase 250,000 common shares of the Company pursuant to the terms of the Company’s Restated 1986 Common Share Option Plan, as amended through October 20, 2004 (the “Options”). Mr. Fowden will also receive additional grants of Options to purchase 250,000 common shares of the Company on February 18, 2010 and February 18, 2011, provided he is employed by the Company on each such date. The Options vest over a period of one year following the grant date in four equal amounts on a quarterly basis.

Mr. Fowden participates in a Severance and Non-Competition Plan (the “Plan”) that defines his entitlements upon a qualified termination of employment and replaces all previous termination and severance arrangements to which he may have been entitled. Under the Plan, if Mr. Fowden’s employment is terminated by the Company without Cause or by Mr. Fowden for Good Reason (as such terms are defined in the Plan), he would receive a cash payment equal to the sum of his annual base salary and bonus (based generally on his average bonus for the previous two years) times a severance multiple. In addition, Mr. Fowden would receive a pro rata bonus for the year of termination based on the actual bonus he would have received if he had been employed through the end of the year. Mr. Fowden’s severance multiple is 1.0, except under the terms of his employment letter agreement, if a termination occurs in connection with a Change in Control, his severance multiple would be 1.5. A Change in Control is defined in his employment letter agreement as a takeover, consolidation, merger, amalgamation, sale of all or substantially all assets or a similar transaction.

Mr. Fowden is subject to standard confidentiality undertakings and has agreed to several restrictive covenants under the Plan. He has agreed to a non-competition covenant that generally limits his ability to compete with the Company in any countries in which it conducts business. He has also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of one year (18 months in the case of a termination in connection with a Change in Control) following termination, regardless of the cause of the termination.

There is no arrangement or understanding between Mr. Fowden and any other person(s) pursuant to which he was selected as Chief Executive Officer. Mr. Fowden does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Fowden does not have a direct or indirect material interest in any transaction in which the Company is a participant.

Effective February 18, 2009, and in connection with the appointment of Mr. Fowden, David T. Gibbons resigned as the Company’s Interim Chief Executive Officer and as an officer of the Company and its affiliates, subsidiaries and associated companies. Mr. Gibbons will continue as Chairman of the Board of Directors of the Company. The employment agreement between Mr. Gibbons and the Company dated April 23, 2008, pursuant to which Mr. Gibbons served as Interim Chief Executive Officer, was to terminate immediately upon the appointment of a permanent Chief Executive Officer. In order to allow for an orderly transition, Mr. Gibbons and the Company agreed to extend the agreement until February 27, 2009. Mr. Gibbons will continue to receive his base salary, use of a vehicle and an apartment, and vesting of Restricted Stock Units in accordance with the terms of the agreement through February 27, 2009.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Letter Agreement with Jerry Fowden, dated February 18, 2009.

10.2	Cott Corporation Severance and Non-competition Plan, dated February 18, 2009.

10.3	Amendment to Employment Agreement with David T. Gibbons, dated February 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

February 24, 2009	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Letter Agreement with Jerry Fowden, dated February 18, 2009.

10.2	Cott Corporation Severance and Non-competition Plan, dated February 18, 2009.

10.3	Amendment to Employment Agreement with David T. Gibbons, dated February 18, 2009.